Exhibit 77M

               AGREEMENT AND ARTICLES OF MERGER
                           between
                Third Avenue Value Fund, Inc.
                   (a Maryland Corporation)
                             and
                      Third Avenue Trust
                 (a Delaware Business Trust)

AGREEMENT AND ARTICLES OF MERGER, dated as of the 15th day of January, 1997 (hereinafter referred to as the "Agreement"), by and between Third Avenue Trust, a Delaware business trust having its principal office in Wilmington, Delaware (hereinafter referred to as "Third Avenue Delaware" or the "Surviving Trust"), and Third Avenue Value Fund, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter referred to as "Third Avenue Maryland"), said business entities being hereinafter sometimes collectively referred to as the "Constituent Funds."

                          BACKGROUND

1.1 Authorized Shares. Third Avenue Delaware is a business trust duly organized and existing under the laws of the State of Delaware, having been formed on October 31 , 1996 under Title 12, Delaware Code, Part V, Chapter 38, the Delaware Business Trust Law (1988), and has authorized an unlimited number of shares of beneficial interest, par value $.001 per share.

     Third Avenue Delaware has authorized and allocated an unlimited number of shares of beneficial interest to one series, and may in the future create additional series of beneficial interest.

     Third Avenue Maryland is a corporation duly organized and existing under the law of the State of Maryland, having been incorporated on November 27, 1989 under the General Corporation Law of the State of Maryland, and has authorized capital stock consisting of 200 million shares of common stock, par value $.001 per share with an aggregate par value of two million dollars ($2,000,000).

     Third Avenue Delaware has one share of beneficial interest issued and outstanding which is held by Third Avenue Maryland.

1.2 Offices. The principal office of Third Avenue Maryland in the State of Maryland is located at The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The resident agent of Third Avenue Maryland in the State of Maryland is The Corporation Trust Incorporated.

     The principal office of Third Avenue Delaware in the State of Delaware is located in C/O The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. The resident agent of Third Avenue Delaware in the State of Delaware is The Corporation Trust Company.

     Neither Third Avenue Maryland nor Third Avenue Delaware own any interests in real property located in Maryland.

     The address and principal place of business of Third Avenue Delaware and Third Avenue Maryland is 767 Third Avenue, New York, New York 10017.

1.3  Authorization.    The terms and conditions of the transaction set
     forth in this Agreement were advised, authorized, and approved by Third Avenue Maryland in the manner and by the vote required by its Articles of Incorporation and the laws of the State of Maryland and by Third Avenue Delaware in the manner and by the vote required by its Agreement and Declaration of Trust and the laws of the State of Delaware. The Board of Directors of Third Avenue Maryland and the
     Board of  Trustees of   Third Avenue  Delaware have,  by resolutions
     duly adopted, approved this Agreement and the merger of Third Avenue Maryland into the Surviving Trust as being advisable and in the best interests of their respective business entities and shareholders. The Board of Directors of Third Avenue Maryland and the Board of Trustees of Third Avenue Delaware directed the submission of this Agreement to their respective shareholders. Under the terms of the Merger, as set forth herein, on the Effective Date of the Merger, Third Avenue Delaware will distribute shares to the shareholders of Third Avenue Maryland.

     The Board of Directors of Third Avenue Maryland and the Board of Trustees of Third Avenue Delaware have adopted this Agreement as a Plan of Reorganization intended to qualify as such under the provisions of
     Section 368(a)(1) of the Internal Revenue Code of 1986, as amended.

     NOW THEREFORE, in consideration of the premises and the mutual covenants and conditions hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

                    ARTICLE I - THE MERGER

1.1 Third Avenue Maryland and Third Avenue Delaware agree that Third Avenue Maryland shall be merged into Third Avenue Delaware (hereinafter the "Merger"). Third Avenue Delaware shall be the Surviving Trust and shall be governed by the laws of the State of Delaware. The terms and conditions of the merger and the mode of carrying the same into effect are as set forth in this Agreement.

1.2 The Agreement and Declaration of Trust of Third Avenue Delaware as it shall exist on the Effective Date of the Merger (as hereinafter defined) shall constitute the Agreement and Declaration of Trust of the Surviving Trust.

1.3 The Bylaws of Third Avenue Delaware as they exist on the Effective Date of the Merger shall constitute the Bylaws of the Surviving Trust.

1.4 The Trustees of Third Avenue Delaware on the Effective Date of the Merger shall constitute the Board of Trustees of Third Avenue Delaware and shall hold office until their successors are elected and shall qualify or until their earlier resignation, death or removal.

1.5 Price Waterhouse LLP shall continue as auditors to report upon the financial statements of the Surviving Trust.

     ARTICLE II - CONVERSION OF SHARES AND EXCHANGE RATIO

2.1 Upon the effective date of the Merger, shareholders of Third Avenue Maryland will receive shares of Third Avenue Delaware in exchange for their shares in Third Avenue Maryland. The manner and basis of converting the issued and outstanding shares of the common stock of Third Avenue Maryland into the shares of beneficial interest of Third Avenue Delaware shall be as follows:

     (a)       Immediately following the Effective Date, as defined in
               Article III herein, Third Avenue Delaware will establish open accounts on its stock records for the Initial Series in the names of the shareholders of record of Third Avenue Maryland as of the close of business on the Effective Date and credit to such accounts the exact number of full and fractional shares of the Initial Series such shareholder held in Third Avenue Maryland on the Effective Date. Fractional shares of the Initial Series will be carried to the third decimal place. On the Effective Date, the net asset value per share of the Initial Series shall be deemed to be the same as the net asset value per share of Third Avenue Maryland. As promptly as practicable after the Effective Date, each stockholder of record of Third Avenue Maryland shall be sent at that stockholder's address of record, a statement indicating the number of shares of the Initial Series which have been credited to his or her account. Simultaneously with the crediting of the shares of the Initial Series to the shareholders of record of Third Avenue Maryland, the shares of the Third Avenue Maryland held by such shareholders shall be canceled.

     (b) On the Effective Date, the share of the Initial Series heretofore held by Third Avenue Maryland shall be redeemed and canceled by Third Avenue Delaware.

2.2 Each of the shares of beneficial interest of the Initial Series of Third Avenue Delaware issued and outstanding on the Effective Date of the Merger shall remain issued and outstanding and unaltered by the terms of this Agreement.

2.3 On the Effective Date, each share of Third Avenue Maryland which has been authorized but is unissued and not outstanding, will become a share of the Initial Series of Third Avenue Delaware.

          ARTICLE III - EFFECTIVE DATE OF THE MERGER

3.1 The Merger shall become effective when, subject to the terms and conditions hereof, the following actions shall have in all respects been completed:

     (i) this Agreement shall have been adopted by the shareholders of Third Avenue Maryland in accordance with the requirements of the laws of the State of Maryland, which adoption shall have been certified thereon by the Secretary or an Assistant Secretary of Third Avenue Maryland;

     (ii) this Agreement, certified as aforesaid, shall have been executed, acknowledged and filed in accordance with the requirements of the laws of the State of Maryland;

     (iii) this Agreement shall have been approved and adopted by Third Avenue Delaware in accordance with the requirements of the laws of the State of Delaware; and

     (iv) Third Avenue Maryland, as sole shareholder of Third Avenue Delaware, shall have elected the Trustees of Third Avenue Delaware with outstanding shareholders on the record date relating to approval of the Agreement.

        The effective time of the Merger shall be the close of business of Third Avenue Delaware on the date this Agreement is filed in accordance with the requirements of the law of the State of Maryland. The date and time when the Merger shall become effective as aforesaid is herein referred to as the "Effective Date of the Merger."

3.2 On the Effective Date of the Merger, the separate existence of Third Avenue Maryland shall cease, except to the extent, if any, continued by Statute. All the assets, rights, privileges, powers and franchises of Third Avenue Maryland and all debts due on whatever account to it, shall be taken and deemed to be transferred to and vested in Third Avenue Delaware without further act or deed; and all such assets, rights, privileges, powers and franchises shall be thereafter as completely the property of Third Avenue Delaware as they were of Third Avenue Maryland; and the title to and interest in any real estate vested by deed, lease or otherwise, unto either of the Constituent Funds, shall not revert or be in any way impaired. Third Avenue Delaware shall be responsible for all the liabilities and obligations of Third Avenue Maryland, but the liabilities of the Constituent Funds or of their shareholders, directors, trustees, or officers shall not be affected by the Merger, nor shall the right of the creditors thereof or any persons dealing with such business entities, or any liens upon the property of such business entities, be impaired by the Merger, and any claim existing or action or proceeding pending by or against either of such business entities may be prosecuted to judgment as if the Merger had not taken place, or Third Avenue Delaware may be proceeded against or substituted in place of Third Avenue Maryland. Except as otherwise specifically set forth in this Agreement, the identity, existence, purposes, powers, franchise, rights, immunities and liabilities of Third Avenue Delaware and of Third Avenue Maryland shall continue unaffected and unimpaired by the Merger. Unless otherwise agreed to by the parties thereto, all contractual obligations to which Third Avenue Maryland is subject prior to the merger shall become contractual obligations of the Initial Series of Third Avenue Delaware.

3.3 Prior to the Effective Date of the Merger, the Constituent Funds shall take such action as shall be necessary or appropriate in order to effect the Merger. In case at any time after the Effective Date of the Merger, Third Avenue Delaware shall determine that any further conveyance, assignment or other documents or any further action is necessary or desirable to vest in or confirm to Third Avenue Delaware full title to all the properties, assets, rights, privileges, and franchises of the Constituent Funds, the officers, directors and trustees of the Constituent Funds, at the expense of the Initial Series of Third Avenue Delaware, shall execute and deliver all such instruments and take all such action as Third Avenue Delaware may determine to be necessary or desirable in order to vest in and confirm to Third Avenue Delaware title to and possession of all such cash and securities and other properties, assets, rights, privileges and franchises, and otherwise to carry out the purpose of this Agreement.


         ARTICLE IV - REPRESENTATIONS AND WARRANTIES

4.1 Each of the Constituent Funds represents and warrants to the other that:

     (a) Such Fund is duly organized and existing in good standing under the laws of its jurisdiction of incorporation or organization, respectively.

     (b) Such Fund is duly registered as an open-end management company under the Investment Company Act of 1940 or in the case of Third Avenue Delaware, will be so registered no later than the Effective Date of the Merger.

     (c) It has full power and authority to carry on its business as it is presently being conducted and to enter into the Merger.

     (d) There is no suit, action, or legal or administrative proceeding pending, or to its knowledge threatened, against it which, if adversely determined, might materially and adversely affect its financial condition or the conduct of its business.

     (e) At the Effective Date of the Merger, consummation of the transactions contemplated hereby will not result in the breach of or constitute a default under any agreement or instrument by which it is bound.

     (f) All of its presently outstanding shares are validly issued, fully paid and non-assessable.

     (g) Immediately prior to the Effective Date of the Merger, Third Avenue Maryland will have valid and unencumbered title to its cash, securities, and other assets, if any, except to the extent the Initial Series consents to taking to the subject to any encumbrance.

     (h) The audited financial statements of Third Avenue Maryland for its most recent fiscal year, appearing in its registration statement on Form N-1A, and interim unaudited financial statements, fairly present the financial position of such Corporation as of the respective dates indicated thereon, and the results of its operations and changes in net assets for the respective periods indicated, in conformity with generally accepted accounting principles applied on a consistent basis.

                    ARTICLE V - CONDITIONS

5.1 The obligations of each of the Constituent Funds to consummate the Merger shall be subject to the following conditions:

     (a) The representations and warranties of the other Fund contained herein shall be true as of and at the Effective Date of the Merger and with the same effect as though made at such date and such other Constituent Fund shall have performed all obligations required by this Agreement to be performed by it prior to the Effective Date;

     (b) Such authority and orders from the Securities and Exchange Commission (the "Commission") and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received;

     (c) A post-effective amendment to the Registration Statement of Third Avenue Maryland on Form N-1A under the Securities Act of 1933, relating to the shares of the Initial Series of Third Avenue Delaware issuable hereunder, shall have been filed by Third Avenue Delaware with the Commission and such Registration Statement shall have become effective, and no stop-order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (other than any such stop-order, proceeding or threatened proceeding which shall have been withdrawn or terminated);

     (d) The Commission shall not have issued an unfavorable advisory report under Section 25(b) of the Investment Company Act of 1940 nor instituted any proceeding seeking to enjoin consummation of the reorganization under Section 25(c) of the Investment Company Act of 1940.

     (e) Third Avenue Maryland has mailed to each shareholder of record of Third Avenue Maryland entitled to vote at the meeting of shareholders at which action on this Agreement is to be considered, a Proxy Statement which complies in all material respects with the applicable provisions of the Federal securities laws and the rules and regulations thereunder.

     (f) Each party shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, New York, New York, to the effect that the Merger contemplated by this Agreement qualifies as a "reorganization" under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended, and as such: (1) no gain or loss will be recognized by either Constituent Fund or to the shareholders thereof; (2) the basis of the shares of beneficial interest of the Initial Series of Third Avenue Delaware received by Third Avenue Maryland shareholders will be the same as the basis of the shares of Third Avenue Maryland surrendered in exchange therefor; and (3) the holding period of the shares of beneficial interest of the Initial Series of Third Avenue Delaware received by Third Avenue Maryland shareholders will include the holding period of Third Avenue Maryland stock surrendered in exchange therefor, provided that Third Avenue Maryland stock was held as a capital asset on the date of the exchange.

     (g) Each party shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom or Miles & Stockbridge in form and substance satisfactory to it, relating to its authority to engage in the transactions contemplated hereby and to the effect (i) that this Agreement and the merger contemplated thereby and the execution thereof have been duly authorized and approved by all requisite action of Third Avenue Maryland and Third Avenue Delaware, respectively, and this Agreement has been duly executed and delivered by Third Avenue Maryland and Third Avenue Delaware, respectively, and is a legal, valid and binding agreement of each such party in accordance with its terms; (ii) the shares of beneficial interest of the Initial Series of Third Avenue Delaware to be issued pursuant to the terms of this Agreement, have been duly authorized and, when issued and delivered as provided in this Agreement, will have been validly issued and fully paid and will be nonassessable; (iii) Third Avenue Maryland is duly organized, validly existing and in good standing under the laws of the State of Maryland and Third Avenue Delaware is duly organized and validly existing under the laws of the State of Delaware.

     (h) The shares of beneficial interest of the Initial Shares of Third Avenue Delaware shall have been duly qualified for offering to the public in those states of the United States and jurisdictions in which they are presently qualified, so as to permit the transfers contemplated by this Agreement to be consummated.

     (i) The holders of at least a majority of the outstanding shares of common stock of Third Avenue Maryland shall have voted in favor of the adoption of this Agreement and the Merger at an annual or special meeting or any adjournment thereof.

                    ARTICLE VI - COVENANTS

6.1 Third Avenue Maryland shall distribute all declared but unpaid dividends to its shareholders prior to the Effective Date of the Merger.

                  ARTICLE VII - TERMINATION

7.1 Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Merger abandoned at any time (whether before or after adoption hereof by the shareholders of the Constituent Funds) prior to the Effective Date of the Merger:

     (a)   by mutual consent of the Constituent Funds; or

     (b) on and after January 1, 1997, by either of the Constituent Funds if any condition set forth in Article V hereof has not been fulfilled or waived by it.

7.2 An election by a Constituent Fund to terminate this Agreement and abandon the Merger shall be exercised by a majority vote of its Board of Directors or Board of Trustees, respectively.

7.3 At any time prior to the filing of this Agreement, any of the terms or conditions of this Agreement may be waived by the Constituent Fund entitled to the benefit thereof by action taken by its Board of Directors or Board of Trustees, respectively, or its President if, in the good faith judgment of such Board, such waiver will not have a material adverse effect on the benefits intended under this agreement to the shareholders of the Constituent Fund on behalf of which such action is taken.

7.4 The respective representations and warranties of the Constituent Funds contained in Article IV hereof shall expire with, and be terminated by, the Merger, and neither the respective Constituent Funds nor any of their directors or trustees, respectively, or officers shall be under any liability with respect to any such representations or warranties after the Effective Date of the Merger. This provision shall not protect any director or trustee, respectively, or officer of either of the Constituent Funds against any liability to such Fund or to its shareholders to which he would otherwise by subject.

                 ARTICLE VIII - MISCELLANEOUS

8.1 This Agreement constitutes the entire agreement between the parties and there are no agreements, understandings, restrictions or warranties between the parties other than those set forth herein or herein provided for.

8.2 This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original but all of such counterparts together shall constitute but one instrument.

     IN WITNESS THEREOF, each of the Constituent Funds has caused this Agreement and Articles of Merger to be executed on its behalf by its President and its corporate seal to be affixed thereto and attested by its Secretary all as of the day and year first above written.

Attest:                                      THIRD AVENUE VALUE FUND, INC.
                                         a Maryland corporation

                                               By:
Ian M. Kirschner, Secretary        Martin J. Whitman, President

Attest:                             __________________________
                                      a Delaware business trust


                                              By:
Ian M. Kirschner, Secretary        Martin J. Whitman, President